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                                                                   EXHIBIT 99.02

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                  Years ended December 31, 2000, 1999 and 1998

                                 (in thousands)

                                            Additions
                                        ------------------
                             Balance at Charged to               Write-offs
    Allowance for Doubtful   Beginning  Costs and                  Net of   Balance at
           Accounts           of Year    Expenses   Other        Recoveries End of Year
    ----------------------   ---------- ---------- -------       ---------- -----------
   2000....................   $ 1,627    $ 3,035   $   789(2)       $974      $ 4,477
   1999....................   $   --     $ 1,121   $ 1,103(1)       $597      $ 1,627
   1998....................   $   --     $   --    $   --           $--       $   --
   Valuation Allowance for
     Deferred Tax Assets
   -----------------------
   2000....................   $16,570    $29,718   $15,780(2)(3)    $--       $62,068
   1999....................   $   929    $ 1,756   $13,885(1)       $--       $16,570
   1998....................   $   928    $     1   $   --           $--       $   929

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(1) Balances acquired from the NSI Reorganization and acquisitions.

(2) Balances acquired from acquisitions.

(3) Balances will be credited to equity upon reduction of valuation allowances.